Exhibit 3.1
ARTICLES OF AMENDMENT
OF
UNITI GROUP INC.
April 4, 2025

Uniti Group Inc., a Maryland Corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

    FIRST: The Articles of Amendment and Restatement of the Corporation (the “Articles”) are hereby amended by adding a new ARTICLE THIRTEEN as follows:
ARTICLE THIRTEEN

    To the fullest extent permitted by law, (i) the Corporation is designated as the stockholders’ sole and exclusive agent with the exclusive right to pursue and recover any remedies on behalf of stockholders under that certain Agreement and Plan of Merger, dated as of May 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and between the Corporation and Windstream Holdings II, LLC, a Delaware limited liability company, including under Section 12.06 thereof, pursuant to which, in the event that specific performance is not sought or granted as a remedy, the Corporation may pursue and recover damages or other amounts set forth in Section 12.06 of the Merger Agreement, and (ii) any amounts or damages recovered by the Corporation on behalf of the stockholders, whether through judgment, settlement or otherwise, shall, in the sole discretion of the Board of Directors, be distributed to the stockholders by a dividend, stock repurchase or buyback or in any other manner.

SECOND: The foregoing amendment to the Articles has been duly approved and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: These Articles of Amendment shall become effective at the time the Department accepts these Articles of Amendment for record.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures appear on the following page]

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    IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, General Counsel & Secretary as of the date first written above.

ATTEST:
By:
	Name:	Daniel L. Heard
	Title:	Executive Vice President, General Counsel & Secretary

UNITI GROUP INC.
By:
	Name:	Kenneth A. Gunderman
	Title:	President and Chief Executive Officer

[Signature Page to Articles of Amendment]
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